Bw Total Return Fund

Statement of Additional Information: October 1, 2007

Related to the Fund Prospectus: October 1, 2007

This Statement of Additional Information is not a Prospectus.
A Prospectus may be requested from BenefitWorks, Inc. by:

phone:	(717) 273-8442 or (800) 931-3144
e-mail:	bwfunds@benefitworks.com
mail:	Bw Funds 336 Cumberland Street Lebanon, PA 17042

Note: The numbering of the items within the SAI corresponds to the numbers with in SEC Form N-1A

Item 10. Fund History

The Fund was organized as a Trust in the Commonwealth of Pennsylvania, effective October 1, 2007.

During the 5-years prior to the effective date, the Fund was organized as a 103-12 Account. The Account was operated for the purpose of investing assets contributed by two or more qualified retirement plans. As a 103-12 Account, the account filed an annual audited report with the Department of Labor. The Total Return portfolio was one of eighteen portfolios under a common trust, the Trefsgar & co. Retirement Trust.

On September 1, 2007, Trefsgar & co., inc. amended its charter, changing its name to BenefitWorks, Inc.

Item 11. Description of the Fund and its Investment Risks

  (a) Classification: the Fund is an open-end, non-diversified, management investment company.

  (b) Investment Strategies and Risk

  The Fund is a "Model Portfolio". The Fund has purchased the use of the S&P Total Return Model Portfolio. S&P (Standard & Poor's) is the provider of the Model; S&P is independent of the Fund and the Fund's investment adviser. S&P has developed the strategy and chooses the issues to be included in the portfolio. The investment adviser purchases and sells issues as directed by S&P.

  The Fund invests in common stock issues that provide a total return from dividend payments and from appreciation of the share price. To enter the portfolio a stock must have a current yield (dividend paid as a percentage of current share price) at least 30% greater than that of the S&P500 index. The company must not have cut its dividend in the last five years, and that dividend must be secure in the opinion of the analyst who follows the stock.

  The stock must be ranked four- or five-STARS (S&P's STock Appreciation Ranking System, an evaluation of potential price increase over the next 12-month period) to enter the portfolio. Any stock downgraded to one- or two-STARS will be removed from the portfolio.

  The portfolio will consist of fifteen companies in a variety of market sectors.

  There is a risk that you will lose money - that your shares will be worth less when you redeem or withdraw them than when you purchased them. There are four types of risk you assume when holding shares in the Bw Total Return Fund:

  The common stocks in the fund may under perform the returns of other classes of stock or fixed income securities.

  A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

  The value of a security may decline for a number of reasons, which directly relate to the issuer, such as management performance, financial leverage, corporate restructuring, and reduced demand for the issuers goods or service.

  The Fund will react to security market movements. The value of a security may decline due to general market conditions or economic trends or events that are not specifically related to a company. Generally equity securities (common stock) have greater volatility than fixed-income (bonds, debt) securities.

  (c) Fund Policies

    (1) The Fund will NOT:

      (i) Issue senior securities;

      (ii) Borrow money, however a debit balance (margin) may occur in the Fund due to delays (T-3 rule) in receiving the proceeds from sold securities, or a temporary debit balance due to Fund redemptions;

      (iii) Underwrite securities;

      (iv) Concentrate investments in a particular industry or group of industries;

      (v) Purchase or sell real estate or commodities;

      (vi) Make loans; or

      (vii) Change the Funds investment policy without shareholder approval.

    (2) Shareholder approval is necessary to change any of the policies listed under (c)(1) above.

    The vote of a majority of the outstanding voting securities of the Fund means the vote, at the annual or special meeting of the trust duly called, (A) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (B) of more than 50% of the outstanding voting securities of the trust, whichever is less.

  (d) Temporary Defensive Position

       Not applicable

  (e) Portfolio Turnover

       Not applicable in the Fund's first year of operation

  (f) Disclosure of Portfolio Holdings

  There are no restrictions on disclosure of portfolio holdings. This information is available at any time from the investment adviser. There are no restrictions on the use of this information.

  The information is available on the BenefitWorks website, under the Link to the Bw Funds.

Item 12. Management of the Fund

Information about Trustees (Directors): The first term (1 year) of the trustees begins October 1, 2007. Trustees are nominated annually and submitted to shareholders for ratification at the annual meeting.

Interested Persons:

Robert J. Heerdt, age 76 336 Cumberland Street Lebanon, PA 17042	Portfolio Manager, past 5 years Vice President, Investments BenefitWorks, Inc.
Robert Heerdt is a principal in the firm BenefitWorks, Inc., engaged in employee benefit consulting, retirement plan administration, and a registered investment
Robert Heerdt also serves as portfolio manager and trustee of the other sixteen Funds in the Bw Fund Complex.

Non-interested Persons:

David G. Ennis, age 47 336 Cumberland Street Lebanon, PA 17042	Law practice, past 5 years David G. Ennis
David Ennis also serves as a trustee of the other sixteen Funds in the Bw Fund complex.

Thomas P. Hamel 336 Cumberland Street Lebanon, PA 17042	Retirement Plan Administration, past 5 years The Gwynedd Company
Thomas Hamel also serves as a trustee of the other sixteen Funds in the Bw Fund complex.

Responsibility of trustees:

The trustees are responsible to the shareholders for the management of the Fund. Their responsibilities include, but are not limited to:
  Ascertaining that the investment objective is being pursued and that the strategy is being followed;

  Nominating trustees for ratification by the shareholders at the annual meeting. Shareholders will be advised at the annual meeting of their right to submit nominations to the trustees.

  Nominating a public auditor for ratification at the annual meeting and review of the audit with the auditor;

  Employment of the registered investment adviser, including contracted duties and compensation;

  Calling regular annual meetings and special meetings of the shareholders.

Trustees will not normally beneficially own equity securities of the fund, since shares may only be issued to trustees of qualified retirement plans. A Fund trustee who is also a participant in a retirement plan, may have Fund shares in his/her retirement account.

Robert Heerdt had an account balance, as a plan participant, at December 31, 2006, over $100,000 in investment companies within the same complex or family of funds as the Fund.

Compensation:

The Fund has no officers or employees. The expense of operating the Fund, including all human resources and capital resources are provided and paid by the investment adviser.

Code of Ethics:

The investment adviser and Fund have adopted a code of ethics under rule 17j-1 of the Investment Company Act of 1940. These codes permit personnel to invest in securities that may be held by the Fund. The code governs the timing of, and disclosure of purchases.

Proxy Voting Policies:

The Funds current policy on proxy voting relating to portfolio securities includes:
  For board nominees;

  For ratification of appointment of Auditor;

  For ecologically responsible management of resources;

  For restraints on executive compensation, including option grants; and

  For full disclosure where issues are deemed material.

Item 13. Control Persons and Principal Holders of Securities

Control Persons: There are no persons who control the Fund by means of beneficial ownership of securities. Control is asserted by BenefitWorks, the originator of the Fund as a service to their retirement administration clients.

Principal Holders: There are no persons known to own beneficially 5% or more of the Fund's outstanding shares.

Less than 1% of outstanding shares are owned by all officers and trustees as a group.

Item 14. Investment Advisory and Other Services

The Investment Adviser is BENEFITWORKS, Inc., of Lebanon, Pennsylvania.

The adviser is a Pennsylvania corporation controlled by:

Brooks N. Trefsfar, President	45% of common stock;
Robert J. Heerdt, VP Investments	45% of common stock; and
Susan L. Baum	10% of common stock.

Robert J. Heerdt is the portfolio manager of the Fund.

The advisory fee is calculated based on the total assets of the fund. It is not anticipated that there will be any credits reducing the advisory fee or any expenses limitation provisions.

The fund does not use the services of an underwriter. Shares are only distributed by the fund to the trust accounts of sponsors of I.R.S. qualified retirement plans.

The services provided by the investment adviser are outlined in the Advisory Agreement attached as an exhibit to this SAI.

The investment adviser will pay out of the fee all expenses incurred by the trust except security transaction expenses. Such expenses include all compensation, facilities, printing, postage, investment newsletter subscriptions, audit, and the cost of filings required under state and federal laws.

Standard & Poor's advises the fund through a uniform publication provided to all subscribers.

Item 15. Portfolio Managers

Robert J. Heerdt, the portfolio manager, is also primarily responsible for the day-to-day management of the other sixteen funds within the Bw fund family or complex.

The total assets of the funds within the Bw fund family is $33,750,000.

There are no advisory fees based on fund performance. All compensation to the portfolio manager is based on a fixed salary, unrelated to portfolio performance. As a shareholder in the adviser, BENEFITWORKS, Inc., dividend income is related to the firm's overall profitability, including profit from activities not related to investment advisory services.

The investment adviser is not a shareholder of the fund.

Item 16. Brokerage Allocation and Other Practices

The fund does not pay commissions, markups or any other fees for selling shares of the fund.

Item 17. Capital Stock and Other Securities

There is no capital stock or other securities.

Item 18. Purchase, Redemption, and Pricing of Securitires

Shares may only be purchased by I.R.S. qualified retirement plan trustees on behalf of plan participants, and are redeemed by the trustees for participants upon the events qualifying for distribution within the sponsor's plan, such as termination of employment, retirement, participant directed loans, hardship withdrawals, in-service withdrawals, and redirection of balances to another investment choice.

The share price on October 1, 2007, and the daily share price thereafter is NAV of each outstanding unit or share. It is calculated daily by dividing the total assets of the fund as of the closing of the NYSE (4 P.M.) by the number of outstanding shares. The resulting NAV is the price applicable to any purchases or redemptions received prior to the opening of the market (9:30 A.M.).

Item 19. Taxation of the Fund

The Fund is exempt from federal taxation under Subsection M, 501(c)(2) of the Code.

Item 20. Underwriters

The Fund does not employ a principal underwriter.

Item 21. Calculation of Performance Data

Not Applicable. Fund inception date October 1, 2007.

Item 22. Financial Data

Not Applicable. Fund inception date October 1, 2007.

Item 23. Exhibits

The following are included as exhibits:
  Declaration of Trust
  Investment Advisory Contract
  Memorandum of Understanding
  Code of Ethics

Item 24. Controlled Persons

None

Item 25. Indemnification

Trustees are insured, protecting them against the financial risks of their trusteeship, except where a trustee knowingly participates in or conceals a fiduciary breach of another co-trustee or, having knowledge of such breach, does not make reasonable efforts under the circumstances to remedy such breach, or enables a co-trustee to commit a breach by failure to carry out his own trustee responsibilities with reasonable care, prudence and diligence.

Item 26. Business and Other Connections of the Investment Adviser

BENEFITWORKS, the investment adviser, is an administrator of I.R.S. qualified retirement plans, a general employee benefits consulting firm, and a provider of investment advisory services to individuals.

Item 27. Principal Underwriters

None

Item 28. Location of Accounts and Records

Accounts and records are maintained by the Fund and by the investment adviser at their principle office, 336 Cumberland Street, Lebanon, PA 17042. Records are simultaneously maintained, for security purposes, at a site some distance from the principle office.

Item 29. Management Services

None

Item 30. Undertakings

The capital in the Fund on the first day of operation exceeded the minimum capital requirements for registration under the Investment Company Act of 1940. The capital was contributed by the Trefsgar & co. Retirement Trust (Sec. 103-12 IE Account).